As filed with the Securities and Exchange Commission on December 13, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GUILFORD PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1841960

(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

6611 Tributary Street Baltimore, Maryland 21224

(Address of Principal Executive Offices)
(Zip Code)

Guilford Pharmaceuticals Inc.
Dean J. Mitchell Employment Inducement Plan
(Full title of the plans)

Asher M. Rubin
Senior Vice President, General Counsel and Secretary
Guilford Pharmaceuticals Inc.
6611 Tributary Street
Baltimore, Maryland 21224

(Name and address of agent for service)

(410) 631-6300

(Telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver.
Hogan & Hartson L.L.P.
111 South Calvert Street
Baltimore, Maryland 21202
(410) 659-2700

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share (1)	offering price (1)	registration fee (1)
Common Stock, par value $.01 per share(2)	2,100,000	$5.23	$10,983,000	$1,292.70

(1)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices per share of Guilford Pharmaceuticals Inc. Common Stock on December 8, 2004, as reported on The Nasdaq National Market.

(2)	Includes Series A Junior Participating Preferred Share Purchase Rights attached thereto, for which no separate fee is payable pursuant to Rule 457(i).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be separately sent or given to Dean J. Mitchell as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          Guilford Pharmaceuticals Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 15, 2004, as amended on April 9, 2004;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 (as amended on November 24, 2004) and September 30, 2004, filed with the Commission on May 10, 2004, August 9, 2004 and November 11, 2004, respectively.

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 12 and February 27, 2004 (amending the Current Report filed on November 12, 2003), March 30, 2004, May 5, 2004, May 20, 2004, June 18, 2004, June 21, 2004, June 28, 2004, July 1, 2004, August 10, 2004, September 3, 2004, September 14, 2004, October 5, 2004, November 19, 2004 and November 24, 2004 (amending the Current Report filed on June 21, 2004); and

(d)	The description of the Registrant’s common stock (“Common Stock”) contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 25, 1994, as amended by our Current Report on Form 8-K filed on February 24, 2004.

          In addition, all documents and reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liability of Section 18 of the Exchange Act.

Item 4. Description of Securities.

          Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

          Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

          Article NINTH of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides that the Registrant will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements with its directors, the Registrant is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

Item 7. Exemption From Registration Claimed.

          Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Letter Agreement dated November 16, 2004 (incorporated by reference to Exhibit 10.01 to the Registrant’s Current Report on Form 8-K filed on November 19, 2004).

5.1	Opinion of Hogan & Hartson L.L.P. (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Eisner LLP (filed herewith).

23.3	Consent of Hogan & Hartson, L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the

Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant of the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on this 13th day of December, 2004.

Guilford Pharmaceuticals Inc.

By:	/s/ Dean J. Mitchell

Dean J. Mitchell
Chief Executive Officer and President

POWER OF ATTORNEY

               Each person whose signature appears below constitutes and appoints William F. Spengler and Asher M. Rubin, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dean J. Mitchell

Dean J. Mitchell
December 13, 2004	Chief Executive Officer and President
(Principal Executive Officer)

/s/ William F. Spengler

William F. Spengler
December 13, 2004	Chief Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Andrew J. Jeanneret

Andrew J. Jeanneret
December 13, 2004	Vice President and Controller
(Principal Accounting Officer)

/s/ George L. Bunting, Jr.

December 13, 2004	George L. Bunting, Jr.
Chairman of the Board of Directors

/s/ Craig R. Smith

December 13, 2004	Craig R. Smith, M.D.
Director

/s/ Joseph R. Klein, III

December 13, 2004	Joseph R. Klein, III
Director

/s/ Ronald M. Nordmann

December 13, 2004	Ronald M. Nordmann
Director

/s/ Solomon H. Snyder

December 13, 2004	Solomon H. Snyder, M.D.
Director

/s/ David U’Prichard

December 13, 2004	David U’Prichard, Ph.D.
Director

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Letter Agreement dated November 16, 2004 (incorporated by reference to Exhibit 10.01 to the Registrant’s Current Report on Form 8-K filed on November 19, 2004).

5.1	Opinion of Hogan & Hartson L.L.P. (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Eisner LLP (filed herewith).

23.3	Consent of Hogan & Hartson, L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).